Exhibit 10.16

28 January 2003

Mr. Ron Hieber

Divisional Director: Resource Management and Development

Anglo American Platinum Corporation Ltd.

55 Marshall Street, Johannesburg

PO Box 62179, Marshalltown 2107,

South Africa

RE:       PEDRA BRANCA LETTER AGREEMENT

Pursuant to our discussions, Anglo American Platinum Corporation Ltd. (""Anglo"") wishes to acquire the exclusive right to earn an undivided interest in the rights to explore and mine minerals in the Pedra Branca Property (the ""Property"") owned by Solitario Resources Corporation through its wholly-owned subsidiaries, Altoro Gold Corp., Altoro Gold (BVI) Corp., Altoro BVI and Minercao Altoro Brazil (collectively, ""Solitario""). The Property is situated in the state of Ceara, Brazil.

Period Expenditure Anglos

Commitment(US$) Interest

(i) First six months after signature of this Agreement 500,000 0%

(ii) Second six months after a date agreed upon in the

Operating Agreement ("Operating Agreement")

contemplated in Clause 3 500,000 0%

(iii) Second year as defined in the Operating Agreement 1,250,000 15%

(iv) Third year as defined in the Operating Agreement 1,750,000 30%

(v) Fourth year as defined in the Operating Agreement 3,000,000 51%

Total Expenditure Commitment $7,000,000 51%
Period		Expenditure Commitment (US$)	Anglo's Interest

(i)	First six months after signature of this Agreement	500,000	0%
(ii)	Second six months after a date agreed upon in the
	Operating Agreement ("Operating Agreement") contemplated in Clause 3
		500,000	0%
(iii)	Second year as defined in the Operating Agreement	1,250,000	15%
(iv)	Third year as defined in the Operating Agreement	1,750,000	30%
(v)	Fourth year as defined in the Operating Agreement	3,000,000	51%
	Total Expenditure Commitment	$7,000,000	51%

(d)   For as long as the Agreement is in force, Anglo shall reimburse Solitario the holding costs for the Claims and other such land costs as are required for the conduct of exploration of the Property as required by Brazilian law excepting for the first 6 month period as set out in Clause 2(a)(i) above, during which period Solitario shall remain liable for such costs and provided that following the first six month period, such holding and land costs together with all expenditure already incurred by Anglo shall not exceed Anglo's total expenditure commitment as set out in Clause 2(a) above. In the event that such holding and land costs together with all expenditure already incurred does exceed Anglo's total expenditure commitment as set out in Clause 2(a), Anglo will have been deemed to have met its expenditure commitment specified in clause 2(a)(v) above and Solitario shall be liable for its share of costs in excess of Anglo's total expenditure commitment in accordance with Clause 6 below. All payments by Anglo for surface and mineral rights shall be included as part of Anglo's expenditure in terms of meeting its expenditure commitment as set out in Clause 2(a) above.

9.   In the case that either party wishes to dispose of its interest in the property or its shares in Minera Altoro Brazil (BVI) Corp., the other party shall have a right of first refusal to acquire the interest or shares of the other. Such right must be exercised within 90-days of notification that a sale has been negotiated with a third party.

10.   While Solitario is manager of the project, Solitario will prepare a monthly accounting of expenditures and submit this monthly statement to Anglo for reimbursement. Anglo shall reimburse Solitario in United States funds within 20 working days of receipt of the monthly statement. Anglo will have the right to audit all expenditures for appropriateness.

11.   Anglo and Solitario agree that if either party acquires an interest in new Claims within the Area of Interest (""AOI""), it must be offered to the non-acquiring party within 30 days of acquisition. If the non-acquiring party accepts the newly acquired Claims interest within 30 days of notification, then the acquiring party shall transfer the accepted Claims to Property pertaining to this Agreement. If the non-acquiring party declines the newly acquired Claims, the acquiring party shall retain 100% control of the newly acquired Claims. During the earn-in period, in order for the non-acquiring party to accept the newly acquired Claims, the non-acquiring party will be required to purchase the Claims for 100% of the original cost of acquisition by the acquiring party. In the case whereby Anglo is the non-acquiring party and it chooses to accept the newly acquired Claims, then the costs of all such acquisitions during the earn-in period will be included as part of Anglo's expenditure in terms of meeting its expenditure commitments as set out in Clause 2(a). Following the earn in period, should the non acquiring party choose to accept the newly acquired Claims then the non acquiring party shall be required to pay for the newly acquired Claims in relation to its interest in the Property The AOI is defined as that area within 10 kilometers from the outer boundary of all Claims shown on Exhibits A and B.

12.   Upon the termination of participation in this Agreement by Anglo, the following will apply:

  (a)     If Anglo withdraws prior to Anglo completing its 51% earn-in interest, Anglo will be responsible for all accrued liabilities that occurred during the period of Anglo's participation in this Agreement. Such accrued liabilities include,

  (b)     Anglo is not responsible for any liabilities that occurred prior to its participation in this Agreement. Such liabilities include, but are not limited to, reclamation of all existing surface disturbances, accrued taxes and social benefits of laborers and employees, accounts payable for work conducted on, or for the benefit of, the Property that were incurred prior to the date of this Agreement.

  (c)     If Anglo terminates its participation in this Agreement after Anglo has completed its 51% earn-in, then Anglo shall pay within 90 days to Solitario its share, in proportion to its interest in the Property either directly in the Property or through its stock ownership in Minera Altoro Brazil (BVI) Corp. or such other manner as contemplated in Clause 5(a), of all accrued liabilities that occurred during the period of Anglo's participation in this Agreement. Such accrued liabilities include,

(i)     reclamation of all surface disturbances caused by work conducted in terms of the approved work program contemplated in Clause 4,

(ii)    taxes and social benefits of laborers and employees and property payments resulting from the termination of operations on the Property that become due within 30 days of termination. For the purposes of this agreement, social benefits are restricted to government-mandated benefits such as social security, health care, social insurance costs and severance costs.

(iii)   accounts payable for work conducted on, or for the benefit of, the Property in terms of the approved work program contemplated in Clause 4.

For sake of clarity, Anglo's responsibility for any liability in terms of this Clause will be limited to liabilities which arise from work conducted as part of the approved work program contemplated in Clause 4 or from the termination thereof.

13.   This agreement shall be subject to approval by the South African Reserve Bank and any other South African regulatory approvals and consents that may be necessary.

The parties express their agreement to the terms of this Letter Agreement by signing below.

Anglo American Platinum Corporation Ltd.

By                                                _____________________

Solitario Resources Corporation

By ____________________